SCHEDULE C

Transactions in Securities

Transactions by Stilwell Value Partners VII, L.P.

Nature of Transaction	Date	Number of Securities	Price Per Security($)	Total Purchase or Sale Price($)
Sale of Series B Convertible Preferred Stock	06/26/26	13,895	8.6423	120,084.76
Acquisition of Series D Cumulative Preferred Stock(1)	06/30/26	3,152	(1)	(1)
Sale of Series D Cumulative Preferred Stock	06/30/26	1,103	36.0000	39,708.00

Transactions by Stilwell Activist Fund, L.P.

Nature of Transaction	Date	Number of Securities	Price Per Security($)	Total Purchase or Sale Price($)
Sale of Series B Convertible Preferred Stock	06/26/26	11,105	8.6423	95,972.74
Acquisition of Series D Cumulative Preferred Stock(1)	06/30/26	4,235	(1)	(1)

Transactions by Stilwell Activist Investments, L.P.

Nature of Transaction	Date	Number of Securities	Price Per Security($)	Total Purchase or Sale Price($)
Acquisition of Series D Cumulative Preferred Stock(1)	06/30/26	29,011	(1)	(1)

Transactions by Stilwell Associates, L.P.

Nature of Transaction	Date	Number of Securities	Price Per Security($)	Total Purchase or Sale Price($)
Acquisition of Series D Cumulative Preferred Stock(1)	06/30/26	933	(1)	(1)

(1) Acquisition of shares of Series D Cumulative Preferred Stock received in lieu of an interest payment pursuant to the Notes, which are defined and described in Item 6 of the Thirty-Eighth Amendment